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                       UNITED STATES                 OMB Number:       3235-0167
             SECURITIES AND EXCHANGE COMMISSION      Expires:   October 31, 2001
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                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 333-46102


                             GREENPOINT CREDIT, LLC
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)




                             10089 WILLOW CREEK ROAD
                           SAN DIEGO, CALIFORNIA 92131
                                 (858) 530-9394
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)




GREENPOINT MANUFACTURED HOUSING CONTRACT TRUST PASS-THROUGH CERTIFICATES, SERIES 2000-1 CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS M-1, CLASS M-2, CLASS B-1 AND CLASS B-2; GREENPOINT MANUFACTURED HOUSING CONTRACT TRUST PASS-THROUGH CERTIFICATES, SERIES 2000-2 CLASS A-1 AND CLASS A-2; AND GREENPOINT MANUFACTURED HOUSING CONTRACT TRUST PASS-THROUGH CERTIFICATES, SERIES 2000-3 CLASS I A, CLASS I M-1, CLASS I M-2, CLASS II A-1 AND CLASS II A-2
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)




    GREENPOINT MANUFACTURED HOUSING CONTRACT TRUST PASS-THROUGH CERTIFICATES,
          SERIES 2001-1 CLASS I A, CLASS I M-1, CLASS I M-2, CLASS II
                        A, CLASS II M-1 AND CLASS II M-2
--------------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12-g4(a)(1)(i)   [   ]          Rule 12h-3(b)(1)(i)   [   ]
                               ---                                  ---
        Rule 12-g4(a)(1)(ii)  [   ]          Rule 12h-3(b)(1)(ii)  [   ]
                               ---                                  ---
        Rule 12-g4(a)(2)(i)   [   ]          Rule 12h-3(b)(2)(i)   [   ]
                               ---                                  ---
        Rule 12-g4(a)(2)(ii)  [   ]          Rule 12h-3(b)(2)(ii)  [   ]
                               ---                                  ---
                                             Rule 15d-6            [ X ]
                                                                    ---

     Approximate number of holders of record as of the certification or notice date:

     GreenPoint Manufactured Housing Contract Trust Pass-Through Certificates, Series 2000-1

     Class A-1:  2
     Class A-2:  8
     Class A-3:  3
     Class A-4:  3
     Class A-5:  2
     Class M-1:  3
     Class M-2:  4
     Class B-1:  3
     Class B-2:  3

     GreenPoint Manufactured Housing Contract Trust Pass-Through Certificates, Series 2000-2

     Class A-1:  2
     Class A-2:  4

     GreenPoint Manufactured Housing Contract Trust Pass-Through Certificates, Series 2000-3

     Class I A:   13
     Class I M-1:  2
     Class I M-2:  2
     Class II A-1: 1
     Class II A-2: 6

     Pursuant to the requirements of the Securities Exchange Act of 1934 GreenPoint Credit, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 8, 2001      By:            /s/ Charles O. Ryan
                            ----------------------------------------
                            Name: Charles O. Ryan
                            Title: Senior Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


SEC 2069 (3-99)              POTENTIAL  PERSONS  WHO  ARE  TO  RESPOND  TO  THE
                             COLLECTION OF  INFORMATION  CONTAINED IN THIS FORM
                             ARE  NOT  REQUIRED  TO  RESPOND  UNLESS  THE  FORM
                             DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.




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